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                     January 2, 2024

       Herman Wong
       Chief Financial Officer
       Deswell Industries Inc.
       10B, Edificio Associacao Industrial De Macau
       32 Rua do Comandante Mata e Oliveria, Macao
       Special Administrative Region, PRC

                                                        Re: Deswell Industries
Inc.
                                                            Form 20-F for
Fiscal Year Ended March 31, 2023
                                                            File No. 001-33900

       Dear Herman Wong:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program
       cc:                                              Carrie Leahy